Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2009 Year End Results

BRENTWOOD, Tenn., (March 9, 2010) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the fourth quarter and year ended December 31, 2009.
For the fourth quarter of 2009 compared to the fourth quarter of 2008, key highlights include the following:
•	Revenue increased 2.9% to $76.1 million in 2009, compared to $74.0 million in 2008.

•	Occupancy increased to 77.4% in 2009, compared to 76.0% in 2008.

•	Net income from continuing operations was $174,000 or $0.02 per diluted common share in 2009, compared to $1.2 million in 2008, or $0.19 per diluted common share.

•	The provision for professional liability was $2.0 million in 2009 compared to $1.0 million in 2008, an increase in expense of $1.0 million.

•	Funds provided by operations were $3.5 million in 2009 compared to $3.0 million in 2008.
Highlights for the Year Ended December 31, 2009
Key Highlights for 2009 compared to 2008 include the following:
•	Revenue increased 5.0% to $302.0 million from $287.6 million in 2008.

•	Occupancy increased to 76.7% in 2009, compared to 75.3% in 2008.

•	Medicare rates increased 3.3%.

•	Operating income was $4.9 million compared to $11.6 million in 2008.

•	Professional liability was an expense of $9.1 million compared to $1.7 million in 2008, an increase in expense of $7.4 million.

•	There was a foreign currency translation gain of $191,000 in 2009 compared to a loss of $1.0 million in 2008. These gains and losses are related to a note taken on the 2004 sale of the Canadian operations.

•	Net income from continuing operations was $2.4 million compared to $5.4 million in 2008, or $0.36 per diluted common share compared to $0.86 in 2008.

•	Stockholders’ equity increased to $19.7 million from $17.6 million a year ago, while total debt was reduced $7.6 million to $24.8 million.

•	As a result of these balance sheet improvements, the Company’s debt to equity ratio improved to 1.3 to 1, compared to 1.8 to 1 a year ago.

•	Funds provided by operations increased to $14.9 million in 2009 compared to $12.0 million in 2008.

Funds provided by operations is a non-GAAP performance measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release
CEO Remarks
William R. Council, III, noted, “Last week we announced the completion of the COO search. I am very pleased that in a few weeks Kelly Gill will assume the responsibilities for the operations of our nursing centers. He is an executive with exceptional experience and established credentials in our profession. Kelly joins us at a very critical time when all providers are challenged by rising costs and lower reimbursement rates. I am confident that with Kelly’s contribution, Advocat will continue to create the flexibility, innovation and team leadership to meet these challenges successfully.”
“The revenue drivers in our business are increased occupancy, rate increases, and favorable patient mix. We achieved good results in two of these metrics this year. Our census initiatives generated growth in total census and our focus on higher acuity patients increased rates. While our Medicare percent to total declined because of the increase in non-Medicare census, we had only a marginal drop in average daily Medicare census.”
“Funds from operations in 2009 totaled $14.9 million or $2.58 per diluted common share, up from $12.0 million or $2.03 per diluted common share. This represents the second highest yearly performance in Advocat’s last five years, accomplished during a period of recession. We utilized the funds generated from operations to the shareholders benefit by investing in our nursing centers ($6.6 million), paying off debt ($7.6 million) and providing dividends to our common and preferred shareholders ($1.2 million).”
Mr. Council continued, “The key elements of our growth strategy are four fold:
1.	Improve physical plants

2.	Expand special services

3.	Acquire, lease or build additional facilities

4.	Concentrate marketing to favorable patient mix
One of the most successful initiatives is our facility renovation program.”
Facility Renovation Update
As of December 31, 2009, we have completed renovations at twelve facilities and have two additional projects in progress that we expect to complete in the first half of 2010. In January 2010, the Company celebrated the grand opening of the Company’s thirteenth renovation project, which included a 15 bed expansion to the nursing center. This facility has experienced an increase in daily census as of the end of February 2010 to 67 compared to 59 as of December 2009. The Company is developing plans for additional renovation projects.
A total of $19.6 million has been spent on the twelve completed renovations, with $12.5 million financed through Omega, $6.0 million financed with internally generated cash, and $1.1 million financed with long-term debt.
A table is included with this press release summarizing operating results at renovated nursing centers.

Other Highlights for the Year Ended 2009
The following table summarizes key revenue and census statistics for the year:

	Year Ended
	December 31,
	2009	2008
Skilled nursing occupancy	76.7%	75.3%
Medicare census as percent of total	12.7%	13.3%
Managed care census as percent of total	1.3%	1.2%
Medicare revenues as percent of total	30.0%	31.3%
Medicaid revenues as percent of total	54.8%	53.6%
Managed care revenues as percent of total	2.7%	2.4%
Average daily skilled nursing census	4,432	4,346
Average daily Medicare census	564	578
Average daily Managed care census	56	51
Medicare average rate per day	$398.88	$386.30
Medicaid average rate per day	$146.05	$139.45
Managed care average rate per day	$372.76	$343.73
The Company’s average rate per day for Medicare Part A patients increased 3.3% in 2009 compared to 2008 as a result of the annual inflation adjustment that was effective October 1, 2008 and the acuity levels of Medicare patients in our nursing centers, as indicated by RUG level scores, which were higher in 2009 than in 2008. However, effective October 1, 2009, CMS reduced Medicare rates approximately 1.1%, The Company’s average rate per day for Medicaid patients increased 4.7% in 2009 compared to 2008 as a result of rate increases in certain states, partially funded by increased provider taxes, and increasing patient acuity levels. Taking higher provider taxes into consideration, the net increase in the average Medicaid rate per day was 3.6%.
•	Operating expense increased to $240.1 million in 2009 from $227.6 million in 2008, an increase of $12.5 million, or 5.5%. Operating expense increased to 79.5% of revenue in 2009, compared to 79.1% of revenue in 2008. The increase in operating expense as a percent of revenue was primarily due to reductions in the fourth quarter of 2009 in Medicare rates and increased provider taxes imposed by state Medicaid programs.

•	The largest component of operating expenses is wages, which increased to $147.2 million in 2009 from $138.9 million in 2008, an increase of $8.3 million, or 6.0%. Average merit increases for operating personnel were approximately 2.4% for the year, compared to 4.2% in 2008.

•	Cash expenditures for professional liability costs were $4.9 million in 2009 compared to $6.8 million for 2008.

•	Employee health insurance costs are approximately $1.6 million higher in 2009 compared to 2008, an increase of 23.7%.

•	Provider taxes increased approximately $1.8 million in 2009, primarily due to new rate legislation in Florida.
General and administrative expense was $18.5 million in 2009 unchanged from 2008. As a percentage of revenue, general and administrative expense decreased to 6.1% in 2009 from 6.4% in 2008.

Revolving Credit Facility
The Company expects to enter into an agreement with a bank for a new $15 million revolving credit facility in March 2010, replacing its current bank revolving credit facility which was to expire in August 2010. In addition to replacing the existing revolving credit facility, the Company expects to use $3.2 million in proceeds from the new facility to retire an existing bank term loan. The new revolver is expected to be secured by accounts receivable, to have a term of three years and bear interest at the Company’s option of LIBOR (subject to a floor of 3.0%) plus 3.5% or the bank’s prime lending rate.
Conference Call Information
A conference call has been scheduled for Wednesday, March 10, 2010 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss 2009 year end results.
The conference call information is as follows:

Date:	Wednesday, March 10, 2010
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-713-4205 (domestic) or 617-213-4862 (international)
Passcode:	61228802
The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.
A replay of the conference call will be accessible two hours after its completion through March 17, 2010 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 93216164.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to complete the contemplated refinancing of our revolving credit facility, our ability to arrange appropriate financing and successfully construct and operate the replacement facility for the facility in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,799 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS:
Current Assets
Cash and cash equivalents	$8,609	$7,598
Receivables, net	25,787	24,627
Deferred income taxes	4,792	3,967
Other current assets	2,546	3,117

Total current assets	41,734	39,309

Property and equipment, net	37,362	37,456
Deferred income taxes	13,804	13,899
Note receivable, net	—	3,486
Acquired leasehold interest, net	9,764	10,149
Other assets, net	2,602	3,040

TOTAL ASSETS	$105,266	$107,339

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$2,278	$2,238
Trade accounts payable	4,758	4,828
Accrued expenses:
Payroll and employee benefits	10,177	9,545
Current portion of self-insurance reserves	7,860	6,469
Other current liabilities	4,327	5,344

Total current liabilities	29,400	28,424
Noncurrent Liabilities
Long-term debt, less current portion	22,551	30,172
Self-insurance reserves, less current portion	12,235	10,212
Other noncurrent liabilities	15,195	13,089

Total noncurrent liabilities	49,981	53,473

PREFERRED STOCK	6,192	7,891

SHAREHOLDERS’ EQUITY	19,693	17,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$105,266	$107,339

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$76,127	$73,957	$302,031	$287,607

EXPENSES:
Operating	61,281	58,250	240,095	227,633
Lease	5,992	5,759	23,422	22,962
Professional liability	2,033	1,022	9,132	1,658
General and administrative	4,504	4,638	18,496	18,486
Depreciation and amortization	1,587	1,392	5,999	5,306

	75,397	71,061	297,144	276,045

OPERATING INCOME	730	2,896	4,887	11,562

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	—	(712)	191	(1,005)
Other income	—	—	549	—
Interest income	2	83	161	454
Interest expense	(454)	(644)	(1,877)	(2,870)

	(452)	(1,273)	(976)	(3,421)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	278	1,623	3,911	8,141
PROVISION FOR INCOME TAXES	(104)	(449)	(1,497)	(2,759)

NET INCOME FROM CONTINUING OPERATIONS	174	1,174	2,414	5,382
DISCONTINUED OPERATIONS:
Operating income, net of tax provision of $1, $52, $117, and $180, respectively	2	112	187	353

NET INCOME FROM DISCONTINUED OPERATIONS	2	112	187	353

NET INCOME	176	1,286	2,601	5,735
PREFERRED STOCK DIVIDENDS	86	86	344	344

NET INCOME FOR COMMON STOCK	$90	$1,200	$2,257	$5,391

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.02	$0.19	$0.37	$0.89
Income from discontinued operations	—	0.02	0.03	0.06

	$0.02	$0.21	$0.40	$0.95

Per common share — diluted
Income (loss) from continuing operations	$0.02	$0.19	$0.36	$0.86
Income from discontinued operations	—	0.02	0.03	0.06

	$0.02	$0.21	$0.39	$0.92

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,687	5,671	5,678	5,693

Diluted	5,917	5,726	5,797	5,887

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME	$176	$1,286	$2,601	$5,735
Income from discontinued operations	2	112	187	353

Net income from continuing operations	174	1,174	2,414	5,382
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,587	1,392	5,999	5,306
Provision for doubtful accounts	395	655	2,181	2,334
Deferred income tax provision	(230)	520	(678)	775
Provision (benefit) for self-insured professional liability, net of cash payments	1,084	(2,081)	3,543	(5,717)
Stock-based compensation	133	222	689	867
Amortization of deferred balances	99	91	382	426
Provision for leases in excess of cash payments	209	340	1,187	1,711
Other	—	687	(781)	884

FUNDS PROVIDED BY OPERATIONS	$3,451	$3,000	$14,936	$11,968

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.61	$0.53	$2.63	$2.10

Diluted	$0.58	$0.52	$2.58	$2.03

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,687	5,671	5,678	5,693

Diluted	5,917	5,726	5,797	5,887

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
DECEMBER 31, 2009
(Unaudited)

			For the Three Months Ended December 31, 2009
								Medicare	Medicaid
			Skilled					Room and	Room and
	As of		Nursing	Occupancy			2009	Board	Board
	December 31, 2009		Weighted	(Note 1)			Q4	Revenue	Revenue
	Licensed	Available	Average	Licensed	Available	Medicare	Revenue	PPD	PPD
Region	Beds	Beds	Daily Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama	711	704	585	82.3%	83.1%	11.5%	$10.6	$394.72	$161.16
Arkansas	1,311	1,183	982	74.9%	83.0%	13.3%	16.2	374.00	145.40
Florida	502	462	411	81.8%	88.9%	8.7%	8.0	429.92	180.51
Kentucky (Note 3)	775	742	643	82.9%	86.6%	11.8%	12.4	394.08	175.16
Tennessee	617	586	491	79.6%	83.8%	16.4%	8.5	381.14	137.59
Texas	1,868	1,676	1,365	73.1%	81.4%	10.5%	20.4	399.20	122.66

Total	5,784	5,353	4,477	77.4%	83.6%	11.9%	$76.1	$391.07	$148.09

			For the Year Ended December 31, 2009
								Medicare	Medicaid
			Skilled					Room and	Room and
	As of		Nursing	Occupancy			2009	Board	Board
	December 31, 2009		Weighted	(Note 1)			YTD	Revenue	Revenue
	Licensed	Available	Average	Licensed	Available	Medicare	Revenue	PPD	PPD
Region	Beds	Beds	Daily Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama	711	704	606	85.2%	86.1%	13.5%	$45.5	$406.64	$162.71
Arkansas	1,311	1,183	954	72.8%	80.7%	14.4%	62.2	374.13	141.78
Florida	502	462	402	80.1%	87.0%	9.5%	30.6	419.94	173.06
Kentucky (Note 3)	775	742	654	84.3%	88.1%	11.9%	50.4	411.44	171.78
Tennessee	617	586	488	79.2%	83.3%	16.0%	33.8	384.27	137.75
Texas	1,868	1,676	1,328	71.4%	79.2%	11.3%	79.5	412.98	120.66

Total	5,784	5,353	4,432	76.7%	82.8%	12.7%	$302.0	$398.88	$146.05

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 3:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio. Licensed and available beds increased by 15 in Kentucky in January 2010, following the expansion of a facility.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
DECEMBER 31, 2009
(Unaudited)

	Occupancy(1)		Medicare Average Daily Census
	Q4	LTM(2)	Q4	LTM(2)
Renovation — Completion Date	2009	Prior	2009	Prior

1st renovation — January 2006	84.0%	64.9%	10.1	8.1
2nd renovation — July 2006	71.4%	71.2%	11.4	12.3
3rd renovation — August 2006	71.0%	45.1%	10.0	5.3
4th renovation — October 2006	81.9%	71.9%	8.0	8.6
5th renovation — February 2007	69.1%	56.2%	10.8	8.0
6th renovation — April 2007	50.7%	47.5%	10.2	12.7
7th renovation — July 2007	81.0%	85.0%	7.1	17.4
8th renovation — January 2008	76.3%	50.9%	17.6	8.9
9th renovation — October 2008	83.0%	83.0%	15.2	17.2
10th renovation — November 2008	83.8%	80.8%	15.5	12.2
11th renovation — March 2009	68.9%	62.5%	16.5	7.0

Total	74.4%	66.5%	132.4	117.7

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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